Exhibit 99.2

ENERGY FOCUS

Moderator: John Davenport
March 6, 2008
10:30 a.m. CT

Operator:
Good morning, my name is (Marcy) and I will be your conference operator today. At this time, I would like to welcome everyone to the fourth quarter and total year 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press star two at this time, then press star one again to ensure your question is registered.

Thank you. Mr. Davenport, you may begin your conference.

John Davenport:
Thank you very much Marcy. On the call with me is Eric Hilliard, our chief operating officer. I’ll start with a few comments, and then we’ll have a chance to hear from Eric before we open it up to questions. We’ll try to keep the call to about an hour.

But first, I am required to remind you that forward-looking statements made on this conference call are pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our goals and outlook for 2008 and thereafter, future EFO sales, enhancements to EFO, our revenue and our RFO funding. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Actual results may differ materially from the results predicted.

Factors that could cause the actual results to materially differ from the forward-looking statements in this presentation are set forth in our most recent annual report on Form 10-K for the year ended December 31, 2006. We disclaim any intention or obligation to update or revise any forward-looking statements.

Now I’d like to address a few items briefly before turning it over to Eric. First, I’ll address our overall 2007 and Q4 results. Then I’ll give you our forecast for the business in 2008. And finally, I’ll turn it over to Eric for some specifics.

First, our 2007 year end and Q4 results. Total revenues for 2007 were a disappointing 23 million, a 15 percent decrease over 2006 due to declines in traditional product revenues and in particular pool revenues which were off 2.2 million for the year, due to a continued decline in the housing market. Q4 revenues were at $5.4 million off 24 percent over 2006, again, due primarily to a decline in pool revenues.

EFO for the sales, for the year, however increased to $7 million with EFO now representing about 30 percent of total sales for 2007. EFO sales in Q4 were $2 million.

Cash usage for the year was held to $7.5 million a slight reduction versus 2006 in spite of a revenue reduction of $4 million. This was the result of cost reductions during the year. Year end cash was at $8.4 million.

There was also considerable progress in 2007 in developing EFO technology. Energy Focus now has 55 issued patents, 6 more than this time last year, with 35 applications in progress. Energy Focus was awarded a $1 million contract to develop VHESC - Very High Efficiency Solar Collection with DuPont and others for the Department of Defense. Energy Focus is responsible for the optics which has allowed the team to achieve a record breaking 42.9 percent in efficiency.

We’ve also developed four new LED product families which were introduced in January and are already generating sales. In 2008, we expect to double EFO sales for the year to 14 million with about 60 percent coming in the second half of the year. At that level, EFO sales will represent more than 50 percent of revenues for 2008.

Unfortunately, we also expect traditional product sales to continue to decrease, led by continued pool sales decline in a difficult housing market, by about 15 percent for 2008. However, with the forecast EFO sales, overall sales should increase more than 20 percent in 2008. This takes us back to 2006 revenue levels but with a big difference. EFO will have grown from 5 percent to more than 50 percent of the business.

Increased sales together with a reduction in expenses due to changes made in 2007 are expected to limit cash usage to less than $5 million positioning the company for positive cash flow in 2009. This still allows for a significant investment in solar and other advanced HID and LED-based EFO technologies to drive future product offerings.

However, the company is very much aware that given its $8.4 million on the balance sheet, as of December 31 and a forecast $5 million usage 2008 of its having to meet cash needs on a timely basis and is exploring a number of avenues to ensure that we accomplish this including equity financing, debt financing, refinancing of existing debt or a combination of those means. At the appropriate time, we’ll provide definitive information to our investors.

Regarding the first half in particular of 2008 we expect to see EFO revenues to double in the first half of ‘08 versus ‘07 as a result of, first, increased traction from our sale force and positive results of our recent reorganization.

Secondly, increased sales realized due to construction delays in 2007 which we’ll get in the first half of 2008. Sales from our new product offerings, the four new product families that I spoke about earlier and sales from new channels, the government as well as our TCP and Eco Engineering relationships. We’ll also see reduced cash usage. We expect to reduce first half cash usage about 50 percent versus the first half in 2006.

There will be further organizational changes in 2008. We’ve added a marketing manager and we’ll add a senior business development manager who will focus on new business activities. These adds will be offset by further reductions elsewhere.

Now I’d like to turn it over to Eric.

Eric Hilliard:
Thanks, John. Hello, everybody. I’d like to let you know where we are as of today. And then I’ll talk about how we got here, and most importantly, where we’re headed. So far we’ve shipped in backlog approximately $5 million in the first quarter, with additional backlog of $1.3 million. EFO shipped and backlog products for 2008 is already more than $3 million. This is why we believe we will more than double of the EFO sales in 2008 as they compare to 2007.

I’d like to frame this by discussing our changes in 2007, as they relate to our organization, our strategy, and our financial expectations. So first, I’ll frame this in our organization.

Organizationally, accountability is important. And to establish this, we had many changes in leadership position throughout 2007. They occurred in our U.S. commercial group, our full group and our financial group. Additionally, these three groups have seen significant reductions in total head count towards sizing the business to the volume of sales that is being generated as well as the expectations of profit necessary to move closer to a cash flow neutral business. The total reduction being recognized just in the U.S. alone is $1 million in overhead and operating expenses.

Secondly, our strategy. Our strategy towards increasing the commercial growth has evolved. We have added four new commercial LED product applications with a total of 9 offerings within these lines. The products are spin-offs from the military development with the United States Navy and have allowed for highly efficient optically focused LEDs that display advanced thermal properties for long life. Because these products are military developed, they offer durable design and protection of rugged environments. These products launched in January are available not only from our internal sales people as well as our manufacturers reps but now through two strategic partnerships for distribution in the United States.

These two new alliances have allowed for greater exposure to national accounts with our products which will allow for a much faster and less expensive market introduction of the products. I am currently working on two new alliances in Canada which will allow us to distribute our products in a similar fashion and again, be extremely cost effective in rolling out our new and existing EFO products.

Further, our government business unit has shown great movement towards direct sales into the military. We have three ships with products still at sea and have sold our products on some bases and into a commissary as well. With these new additions to our selling approaches, we have also continued our traction into our existing accounts. Whole Foods now have over stores with increased sales volume for store orders. Wal-Mart Mexico continues to install our product. We now have four installations at two locations. The Limited Brands Bath and Body Works has several stores since our initial installation. And we have been approved for a retro fit installation with a new large U.S. retailer. We’re talking about a potential of 200 plus stores.

Finally, EFOI has previewed its new showroom in Solon, Ohio, and we toured four groups. When they saw the EFO technology in an environment that not only displays the EFO energy savings but its great lighting quality and versatility, they were really excited. In fact, with the last tour we had one of the fastest closes with a new account we have ever had. In fact, I received a purchase order yesterday.

The grand opening is scheduled to be on May 2nd. We will have a founding member of the U.S. Green Building Council, as well as a U.S. congressman from Ohio as key note speakers. They will be talking about the impact of the new House bill banning the incandescent light bulb and how technologies like EFOI are poised to provide today what Congress is mandating in the future.

And finally, the 2008 financials. All of the changes just described are intended to provide the growth in 2008; 20 percent overall growth in sales worldwide with the doubling of EFO over 2007 actuals, 40 percent of which will come in the first half of 2008. EFO will have cash usage of not more than $5 million as we have cut costs but still need to invest into Solar, LED and HID technologies. Finally, 2008 will be the first year that we’ll show EFO product sales of more than 50 percent of the total company sales worldwide. And with that, I will turn the call back to John. Thank you.

John Davenport:	Thanks, Eric. And now I’d like to open it up for any questions.

Operator:
At this time, I would like to remind everyone, in order to ask a question press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

And your first question comes from (Brian Tenov) with Merriman, Curhan, Ford.

(Brian Tanous):	Good morning, John and Eric.

John Davenport:	Good morning, Brian.

Eric Hilliard:	Hi, Brian.

(Brian Tanous):	I have a couple of quick housekeeping questions and then I’ll come back, but first some additional color.

Regarding your commentary about the 5 million of products shipped to date, I guess that’s total revenue you’re referencing for the first quarter of ‘08 and coupled with the 1.3 million backlog attached to it, is that accurate?

Eric Hilliard:
No. Let me restate that. I think you might have not caught what I said there. I’m saying that we have shipped and backlogged approximately $5 million in the first quarter and we have an additional backlog of 1.3 million.

(Brian Tanous):	OK. Excellent. Thank you. The - and I believe I heard you say 3 million of EFO shipped in ‘08 to date, correct?

Eric Hilliard:	No. What I said was we have EFO shipped and backlogged in 2008 of $3 million so far.

(Brian Tanous):
OK. So the same. All right, so that’s very good. Finally, regarding your commentary on the operating expense reduction for ‘08, did I hear you correctly in saying that you expect it to be reduced by 1 million for the fiscal year?

Eric Hilliard:	In the U.S., that is correct. We worked hard in the United States to reduce our operating expenses and just here, it does total 1 million for the year.

(Brian Tanous):	And that’s 2008, correct.

Eric Hilliard:	That’s correct.

(Brian Tanous):	OK. Great. I’ll get back in the queue for some additional questions, thank you.

John Davenport:	Thank you, (Brian).

Operator:	Your next question comes from (Robert Smith) with Center for Performance Investing.

(Robert Smith):	Good morning.

John Davenport:	Good morning, (Bob).

(Robert Smith):
So this comment about the 200 store possibility, my question before I heard that was when are we going to move away from the isolated order to the breakthrough order that validates the technology. So would you call this kind of a beginning? Or when are we going to see this kind of breakthrough?

John Davenport:
Well, I think that we’re seeing - we’re beginning to see that. We’re seeing multiple stores. We also talked about - we’re seeing multiple stores now, also from The Limited. So we’re beginning to see - beginning to penetrate into locations where there is significant opportunity and that’s going to support in large part this doubling of sales that we’re forecasting for EFO in 2008.

(Robert Smith):
Back east, here in New York, I hear on the radio a commercial that’s run by United Technologies Carrier division which says they have achieved a 30 percent increased efficiency in refrigerator cases over the last two years. And I know you guys really have done quite a bit better than that. And I’m wondering, what’s taking so long in this respect to really penetrate that market?

Eric Hilliard:
Into the freezer case market, I think that the penetration - there’s a multitude of landscapes there. And we are working with the freezer case manufacturer still. We actually have - we may have especially sold more of our product into the regional supermarket. And I think we’re finding that that’s really where we’re getting the better traction at the regional levels of these freezer case opportunities. Because they’re really in need of that margin improvement where the national chains, they still follow a lot of the (traditional) distribution channels that have existed for quite a long time. And it - we recognize to break in through that, it’s a little bit more than just the energy story that needs to be provided. There are still some other competitive landscapes there as well.

(Robert Smith):	I can’t believe that the bottom line would not be a very powerful sales tool in this kind of an economic environment.

Eric Hilliard:
Well, I don’t disagree. I think the bottom line is always a powerful tool. I’m saying that there’s more of that competitive landscape than just offering the energy story in these major changes in this landscape.

John Davenport:	We found out …

(Robert Smith):	What is it? What are the other elements of the story then?

John Davenport:	We found out that we do best when we are solving a problem. For example, in Whole Foods we solved the problem - the seafood problem where overheating the seafood, that coupled with the energy savings was a compelling story for them and we’re making progress.

(Robert Smith):	Yes, but gentlemen, I’m specifically speaking about the refrigerator cases, the freezer cases.

John Davenport:	Yes, the freezer cases, the energy story is important. The fluorescent freezer cases have an Energy Star rating. There has been progress made with fluorescent. Although, we’re one-third the energy, you still - those are still more energy efficient than the older freezer cases and that story has been playing - it’s continuing to play out. We are making progress in particular with into those folks using freezer cases who are really sensitive to the bottom line. And these regional folks are very, very sensitive and we’re making inroads.

(Robert Smith):	And finally what are your expectations with the TCP alliance?

Eric Hilliard:	Our expectations with this alliance are, obviously to grow sales. But my expectations when we began this partnership and the strategy behind it is that it allows us access to more national accounts by utilizing you know, their ability to reach the accounts we currently have without having to continue to add to the fixed overhead of our business and have a more, you know, cost effective roll out of our products into the market. It helps expand the market.

So my expectations are to allow our commercial growth to grow without having to continue to further the investment into our own operating expenses as it has been done in the past.

John Davenport:	And we’ve been making sales through that outlet. Some of the EFO sales that you’ve heard Eric talk about are, in fact, EFO sales through TCP.

Eric Hilliard:	Yes, and this also will help expedite, I think, the ability to bring a product in a much reduced time to the market recognizing the sales - the first sales recognized with our - this new distribution approach actually occurred as we were in the process of finishing the development and coming through the UL we actually pre-sold and upon getting UL we were actually at - you know, had the orders to move out the door. You know, it’s working the way we expect it to work.

(Robert Smith):	What is the contractual relationship would you say or can you say?

Eric Hilliard:	No, I don’t really want to, you know, talk about that on the call. But the relationship is that we have an alliance, we’re a true partner in this to distribute products and offer our technology through their tremendous channels.

(Robert Smith):	OK. I’ll get back in the queue, thank you.

Operator:	Your next question comes from (Phil Goldsmith) with Goldsmith and Harris.

(Phil Goldsmith):	Good morning. Just looking at the cash which is down to 8 million and you’re going to burn another 5 million. And you have no significant debt at this point, what is your expectation in terms of, you know, are you going to use bank lines to give you some safety net here? Can you get through the tunnel without the additional equity? What are your plans there?

John Davenport:	Well, I did make a statement earlier and I said that, in fact we are exploring a number of avenues so that there won’t be an issue in 2008. And those avenues include debt financing that you just talked about, refinancing existing debt, and equity financing or a combination of the above.

When we’ve got something definite to report, we’ll report on that. We fully expect in 2008 to be able to meet our obligations.

(Phil Goldsmith):	All right, well, with the expectation that you’ll either do a debt or equity financing or a combination of both what about bank lines, where do you stand there?

John Davenport:	The bank lines, we have a line of credit revolver which we use, and in fact it’s a $5 million line of credit. It is tied to receivables. So we only are allowed a certain portion of that to be able to be used. So we are trying to expand that.

(Phil Goldsmith):	OK. All right. Just let me - in so far as your legacy business is concerned, how do you see that playing out over the next 12 months or so?

John Davenport:	We said that we would see a further - we’re forecasting a 15 percent decline in the legacy business. We’re obviously trying to avoid that. We have some new products that we are introducing into that business and we have not abandoned it by any means. It is contributing to our overall business. So I’m going to ask Eric to add a little bit more flavor, more specifics to that.

Eric Hilliard:	Thanks, John. Yes, what we’re trying to do here is come back at the channel that really, you know, kept that traditional business going strong and really reinvigorate it and we’ve done that. We now have three sales people who are actively, you know, engaging our manufacturing reps, both with EFO and the traditional product lines to make sure that we’re meeting the needs of the consumer, OK as well as the full business. And, you know, we are moving the EFO product line. As we said we expect it to finally take 50 percent of the total sales in 2008.

But we don’t also want to turn away a customer who has a need and we can fulfill that need because we currently have the technology. So, you know, we’re working very aggressively back into those channels to continue to sell those products.

John Davenport:	Yes, we also have a new leader in our pool business who is aggressively pursuing sales. We are forecasting a continued decline, mainly because of the forecast that we’ve heard on the housing market in 2008.

(Phil Goldsmith):	Will your margins - do you expect the margins to decline as well on this segment?

John Davenport:	No. We have resized that business so that the margins will increase and that’s an important element. We’re very, very much aware of that and, in fact, Eric has worked very hard in 2007 on this.

Eric Hilliard:
Right. We had sized the business in 2007 preparing for this year and, you know, some of the one time and restructuring costs were associated with that, unfortunately, but we had to prepare last year as we knew the market trend was going to continue in these traditional lines.

John Davenport:	Yes, we’ve taken - it’s a number like a $0.5 million out of that business already.

(Phil Goldsmith):	Right. So you did it through cost reduction, what about pricing?

Eric Hilliard:	Yes, not to openly talk about our pricing strategy on the phone but yes we have engaged our pricing strategy to help improve that as well.

(Phil Goldsmith):	OK. Thanks very much.

Eric Hilliard:	Thank you very much.

Operator:
And once again, if you would like to ask a question, press star then the number one on your telephone keypad at this time. You have a follow up question from (Brian Tanous) with Merriman, Curhan, Ford.

(Brian Tanous):	Yes. Could you discuss the gross margins for the fourth quarter of ‘07 and why they were down to those levels?

John Davenport:	Eric.

Eric Hilliard:
Yes, sure. The fourth quarter in ‘07 saw a lot of - as we were coming through 2007 we had incurred some expenses as we were coming through on some of these structuring that we had thought were going to be restructuring expense and then we had to, you know, put those back into operating expenses. It was unforeseen as we were coming through the year. And it helped these one time efforts that we were coming through and one time charts were pushed through in the fourth quarter and it caused the fourth quarter to be skewed.

John Davenport:	But we also had a significant reduction in sales and of course - in the fourth quarter year-over-year and that lower sales, of course, leads to lower margins.

Eric Hilliard:
Yes, and then finally we were launching the new LED product lines and we brought in some inventory and that took some hits as well as we were expensing some things coming through during a product launch. And unfortunately, again, it was like a one time punch. But as you look at the gross profits over the year, we have really, you know, moved about 1.5 percent off of where we were last year. And with such a reduction in the sales volume we had significant improvements in our overall yearly cost structure to allow us to maintain those percents of gross profit in the face of such a volume drop.

John Davenport:	Yes, we’re expecting to see significant improvement in gross margin in the first quarter.

Eric Hilliard:	But the work through 2007 helped us, and the year, with a volume drop in the sales of just a slight reduced gross profit. So there was a lot of work done there before we could do that.

(Brian Tanous):
OK. There’s a lot of moving parts here on this gross margin issue and the overhead absorption and the one time charges in fourth quarter and then the increasing mix here on EFO in ‘08 declining pool sales. Can you quantify at all for us how we should think about gross margins as they move through fiscal ‘08?

Eric Hilliard:
Yes, in 2008 as we come through this year and each quarter by quarter, first let me say we are going to see much improved gross profit. And it’s because we’ve - again, we’ve sized the business drive. We’ve done a lot of good things in reducing cost and gaining good efficiencies. We recognize some of these one time hits that occurred in 2007. And we do not foresee those things coming through 2008. So when we look at running the business we are seeing that. And actually we are seeing that as we review our numbers to date as we come through this quarter that it is much improved.

(Brian Tenov):
OK, excellent. Can you talk a little bit about the solar cell activity with the DOD? Can you qualitatively describe what exactly you’re doing there? And then also could you comment on the $1 million contract? How far through that are you and where does that show up? Is it an offset to R&D or is that in the revenue line?

John Davenport:	Well, let me start out by saying a little bit about the solar work, OK? The - we are playing a very significant role in the (VHESC) program. We’re responsible for the optical development, and we’re leading that - leading that effort. The optics really are what make the (VHESC) approach different from all the others. We’re actually splitting the light spectrum into three or more elements where we have a low energy, a medium energy, and a high energy portion of the spectrum to do that efficiently.

And those optical elements then are directed toward devices that are more efficient in those regions of the spectrum. And in fact there are device technologies, indium gallium nitride, for example, is one of them that is more efficient at high energies and there are other materials that are more efficient in the other regions.

To take advantage of that, you have to have very efficient optics, and in fact our target optical efficiencies are well over 90 percent. That’s nothing like what’s been achieved, for example, in concentrator technology. That’s - so, that’s the role that we’re playing. We’re also - we’re also responsible for developing - an ongoing series of prototypes that take us through this program.

The goal of the program is to create a manufacturable system with a target efficiency of 50 percent - which is terrific. We expect to participate in developing a series of products, probably tied to our efficient lighting, which will take advantage of this. So, EFO optical technology makes this approach - I’ll call it EFO solar, really exciting for us.

Now, from the point of view of how we’re booking that, and I’m going to - I’m going to let Eric talk a little bit about that.

Eric Hilliard:	OK, John, thanks. Yes, (Brian), we’re looking at as the total solar contract being able to recognize somewhere in the neighborhood of around 35 percent of it in the coming year.

(Brian Tanous):	OK. Was some of it recognized in ‘07?

Eric Hilliard:	We had a separate contract in ‘07 in the first quarter. It was phase one. This is - the million dollars we’re talking about is the phase two program.

(Brian Tanous):	OK. OK. So, just to paraphrase real quickly, you are essentially developing the optics portion to enhance the conversion of light energy into electrical energy on, for example, gallium nitride, solar cell, or other type of (triple junction) solar cell. So, you’re actually not working on the solar cell itself, but enhancing the light (hitting) that cell.

John Davenport:	Right. The device technology belongs to other partners who are providing the actual chip technology. The optical technology is our role.

(Brian Tanous):	OK, fantastic. Just a couple more quick questions - can you elaborate a little bit more on the developments with the military? Have you gotten some feedback from the three ships that are at sea and what’s the optimistic scenario that could play out in terms of some reoccurring revenue streams coming from these systems you’ve put on the ships?

John Davenport:	Yes, we’re getting very positive feedback from the systems onboard ships, and in fact, a portion of the sales that we’re forecasting for EFO will be military sales - actual military sales onboard ships. We are also, interestingly enough, being asked by the military - by the government to place EFO in other locations. We’ve done a commissary, for example, recently. That’s a supermarket for the military, if you will. And there are other locations on bases where we’re placing products. So, we expect to see a real military business emerging in 2008.

(Brian Tanous):	OK, and then the last question - regarding the new large U.S. retailer that you’re targeting with 200-plus stores, can you give us the status of that now? Have you demonstrated a system to them? Are you bidding and quoting on various stores?

John Davenport:	The answer is yes.

(Brian Tanous):	OK.

John Davenport:	We have not only demonstrated, but more importantly, we’ve been approved - our product meets the spec. That is - I can’t tell you how important that is. That’s - we are now at the point of moving this towards a commercial opportunity. Getting to be on the spec for this retailer was the big, big hurdle.

(Brian Tanous):	Has the retailer discussed a large renovation project so that you really have a good number of stores in the pipeline potentially? Or is that the next step?

John Davenport:	Yes, this - yes, this is a plan - the retailer plans to renovate these stores and has a definite objective, and is going to - is going to put someone’s product in those stores.

(Brian Tanous):	Great. Thank you very much.

Operator:	Your next question comes from (Walter Schenker) with Titan Capital.

(Walter Schenker):	Thank you. Having listened to conference calls I guess now for about five years, it’s still unclear whether the problem is that the technology is no good or the organization is having problems penetrating accounts. I mean are we yet in all the regions in Whole Foods?

John Davenport:	I’ll answer the second question first, and the answer is we are not yet in all of the Whole Foods regions. We just picked a new region. And so, we are continuing to expand.

Let’s talk about these five years. What has this been about? The first phase - and you asked does the technology work? The first phase, the thing that was really important - is the EFO concept viable from a technological point of view? We have demonstrated that (it is viable). In the first year or so, really that was what it was all about. Does this thing work? Is it energy efficient? Does it make light comparable to light people would use?

The second phase, which has been the last couple of years, is will anybody actually buy this material? Is there a viable market out there for this product? We now have multiple customers. They’re repeat customers. If you interview these customers, they say they love this product. So, I believe that there is a significant market for this product, and we’ve talked in the past about - you know, about how sizeable that is, and it is very sizeable.

This phase, what we’re trying to do now, is to - is to achieve scalability, to actually get this product into channels. And that’s why we’ve been talking - why we’ve been trying to expand our efforts. Going in and just going for, say, large plays - that’s a good thing to do and we’ve got some great people working on it, but it takes time to get those to work. We are multiplying these efforts without multiplying the dollars by creating new channels. For example, the TCP channel and the Eco-Engineering channel that we’ve opened up, as well as the military, those we can do very cost-effectively, and we are working yet on another channel opportunity.

That’s really the challenge for 2008 and beyond. We have now crossed 50 percent of the business - EFO business. We’ve gone in those five years from basically a pool and specialty lighting business with an energy-efficient idea to a business in 2008 which is principally an energy-efficient lighting business. So, there has been things happening and I believe we’re going to see significant growth at EFO, as we’ve said, 2008, and it’s going to continue to grow significantly beyond that.

(Walter Schenker):	Aren’t we - I mean, again, I obviously have a lot of frustration and the market has frustration, you people probably have some of the frustration, but we’re in supermarkets who are using it which have tens of thousands of units in total, ((inaudible)) Albertson’s and everybody else, we are in - we did a couple of buildings with (Gensler). Is that a correct statement?

John Davenport:	We did a couple of installations - yes. We have actually done two - I think maybe the buildings you’re thinking about are the “W” Hotel, which is part of a Starwood chain, that’s a big deal. And we are pursuing - we are pursuing Starwood. Starwood is very interested in what we’re doing.

(Walter Schenker):	But if in fact the supermarkets which have it in like it, if Starwood likes it as opposed to if Limited likes it, if people who have very large numbers of units like it, if we have in fact not just the down light, but the loading docks, the freezer cases, and all of the newer products, it’s hard to understand why the opportunity is adding 200 - which is nice - a renovation which might have 200 stores, instead of adding another thousand stores at Albertsons.

John Davenport:	Well, we’re giving you an example that’s concrete that we can give you. It isn’t that we are not working on other things - we just really don’t want to disclose at this moment.

(Walter Schenker):	OK. And lastly, just to voice the last frustration, which is the achievement of getting EFO to more than 50 percent is as much a function of collapsing - maybe not our fault - the traditional business which has managed to lose much more money than anyone I think ever thought two - three years ago as it is to grow EFO. I mean if the pool business was back where it was three - four years ago, we wouldn’t be 50 percent of it.

John Davenport:	That’s true.

(Walter Schenker):	I end my frustration. I mean …

John Davenport:	Nevertheless, we’ve gone - in those five years, we’ve gone from a half-a-million in sales to 7 million in sales, and we’re predicting that that number will double in 2008. So, even if you strip away - you know, sometimes I feel exactly the same way you do. Sometimes I think maybe the best way to have done this is as a “green field”, and then we wouldn’t be talking about the traditional business. I have a frustration because of the collapse of the housing market, for example, and in the - basically the erosion of that - of that business.

But “it is what it is”, and there - this kernel is emerging from our traditional business. And in 2008, our business is an energy-efficient lighting business by all the measures.

(Walter Schenker):	Yet with $14 million of EFO business and with reduced cost and shrunk expenses on the traditional pool business, the company still anticipates it’s going to burn through $5 million of cash. So, we are still a long way from being profitable of cash flow positive on an annual basis. I realize you may come out of the year in a different way.

John Davenport:	That’s correct, and it’s only because we are continuing - the primary reason for that is we are continuing to invest in this technology. We see - we’re seeing the fruits of that this year. We spent more in 2007 than we did in 2006 on R&D. The fruits of that were a whole series of new products that are doing well. We see a need to continue to fill that product stream in 2008. We could close our eyes and say, “No, we’re not going to do that,” and turn this thing back. But we’re a technology company at this point, and we need to have the growth engine, which is really the technology turned into products, working for us. That’s really the thinking here.

Eric Hilliard:	Yes, (Walter), if I could add something to what John was saying, I think, too, and I’ve been here over a year now, and I think, too, watching and understanding a little bit of the history and then living through the last year, that this company’s come a long way in learning more and more about coming to market with this technology. And we have gotten even more customer feedback, and it’s enabling us to continue the traction and then further it. And one of those is these two alliances. We now have alliances that open up further distribution channels and further customer bases with us and partners with us to help get the product out there, to help educate the people out there about this technology so that it does further itself through this year.

The showroom coming online is going to certainly do that for architects and designers and specifiers being able to see these applications and see how aesthetically pleasing it is, and then really understand the true energy significance of it. And I think that, as we have learned how to bring this product to market, we have gotten better at it, and we will continue to get better at it, and it will help grow it.

(Walter Schenker):	But if you’re in fact - you had me done and now I have one more. I promise this is the last one. If, in fact, we are a technology company, why aren’t we in fact a technology company who develops technology and then licenses it to people who have in place - Philips, GE - pick your name - the distribution, the marketing clout, the ability to go to market across the full spectrum (or crown) the world, to then try and take this technology and create a very large revenue stream from it. And even if we only get royalties of it, which is what many technology companies do, why isn’t that a more appropriate way, then, to go to market?

John Davenport:	Let me just try this. I used to work for GE, as many of you know. And in fact, I used to evaluate some of these opportunities. What got GE’s attention were business opportunities with sales levels that started to make inroads into markets they were interested in, technologies that actually had demonstrated market viability; not only a technical idea, but market viability. That’s kind of phase two.

I believe that we are at that level and I believe that we have attracted some attention, and in fact, there may be opportunity in 2008 and beyond, pursuing exactly the kind of things that you’re talking about. Our movement with TCP is a great example. Why is TCP interested in us? Because we are a technology company and we can offer them solutions for their customers that they can’t really get by themselves or elsewhere. That’s why they’re interested in us. They’re the world’s leader in compact fluorescent lights.

Why on earth are they interested in us? Because CFLs, while they’re great - a great product for them now, aren’t going to last forever. They need to form alliances with companies that can provide products for the future. So, that’s an example. It’s not the only example that we’re working on, but that example is real and we’re beginning to get revenues from it.

(Walter Schenker):	Thank you.

John Davenport:	Thank you.

Operator:	You have a follow-up question from (Robert Smith) with Center for Performance Investing.

(Robert Smith):	Yes, hi. You made a comment during the introductory remarks about cash flow positive. What was that?

John Davenport:	We’re talking about positioning ourselves in 2009 to be cash flow positive.

(Robert Smith):	2009 - got it.

John Davenport:	2009 - that’s what …

(Robert Smith):	And that’s the year as a whole?

John Davenport:	That’s for the year as a whole.

(Robert Smith):	So, again, just - I just want to go over this landscape again with the national accounts. What is - what is the difficulty in not approaching, but getting a national account more interested? I mean for example, say, Whole Foods, when the question about the regional ((inaudible)) …

John Davenport:	Well, it’s very …

(Robert Smith): …	yes, go ahead.

John Davenport:	Whole Foods, you have to think of them as 12 different companies. It’s really the best way to think of that.

(Robert Smith):	I understand that, John.

John Davenport:	So, one region doesn’t take the word of the other guy. So, you have to go through pretty much the same process. Let’s talk about - a little bit about the Limited, where we had a real competitor, several real competitors and in fact that process, I think, is illustrative of what you have to go to secure a national account. Now, here, the decision for The Limited, are made in one location, its not regional and so, it really is, probably, a better example. First of all, they were interested in solving a problem. We had a lot of great technology. They weren’t interested in our great technology because they’re interested in solving their issues and they had a very specific problem. They were having their fluorescent lighting just burning out on them. It was a maintenance nightmare for these guys and they needed a solution. Now that solution also had to save energy and so forth, so we demonstrated that solution. We were very responsive. We actually developed a product version that was specific for these folks, so we did some tooling and so forth. We put it into a store. We demonstrated the actual performance. They brought in all of their designers - all of this takes time, all of their designers and so forth and we are, basically, spec’d into that application. That’s the process you go through.

The thing that’s different is that we are not naïve. We have great product but we’re not sitting here thinking the world is going to beat a path to get this product from us. These folks have problems that they’ve got to solve, during the day.

(Robert Smith):	Yes and I was more directing this to supermarket field and we were waiting for these …

John Davenport:	Why don’t you talk a little bit about supermarket, Eric, in 2008 and their growth?

Eric Hilliard:	OK. We’ll speak to the Whole Foods, I know you’d mentioned. OK, so we continue, continue, continue selling to Whole Foods. In fact, we sold in some more this month and we got a new region, in the United States, for Whole Foods and we expect to continue our process with Whole Foods, you know …

(Robert Smith):	But Eric, it’s hard to believe that the tipping point won’t be reached within the Whole Foods organization, where everyone who is not participating, just sits up and says, hey, this is the way to go.

Eric Hilliard:	You’re referring to the corporate headquarters.

(Robert Smith):	Well, whatever. I mean …

Eric Hilliard:	What we’re …

(Robert Smith):	someone has oversight.

Eric Hilliard:	What we’re saying here is that it’s regionalized buying; its regionalized decision making. It isn’t - its autonomous at those levels and though people set up and they talked about best practices, at those things, with the whole - with this kind of organization, its still these people having to manage their own capital, their own capital investments and weighing those out with the returns on those investments, as well as, we have to work through winning the business at each region, every time. Its not centralized and I think that’s what (John’s) point was, in some segments it is a centralized decision and others, it is not and what I was referring to about the landscape of these grocery stores when we refer to - you had mentioned freezer cases earlier, is that what you get through the energy story and the return on that you look at the landscape of a freezer case and there are integrated modules (of) systems, so when we step back and look at the approach that there are two ways you can go through the OEM, which brings the integrated system together or the regional supermarkets, which have, you know, a significant, still, amount of storage regionally but we’ll still have to go through the same Whole Foods concept of winning each region because of the landscape of this competitive distribution channels.

(Robert Smith):	Yes but …

Eric Hilliard:	And so that what’s I’m saying. I think that we’re at the right level. I think we’re at the right strategy, in the regional base and winning them, as we are winning them because it does continue, once you’re in that region and they expand, you’re with them and that’s a great win for us because once you’re there, you’re there and once you’ve proven out, which we have, they keep buying that technology and better, they allow us to expand, within those stores, with our new product introductions and our (diffing) products where those applications go, so Whole Foods is another great example where we started with one and we’ve expanded in other departments and the per store order has grown considerably since we went down this path, which allows us to go back in that channel, into each of those regions and widen the sales line.

(Robert Smith):	Yes and …

John Davenport:	How about a Safeway, so to speak?

Eric Hilliard:	Well, let me give you another example - we talked about Wal-Mart Mexico.

(Robert Smith):	Yes.

John Davenport:	And that’s a great example. We are now into four - we have four installations in Mexico and Wal-Mart is planning on building a number, like 24, such locations. I think, maybe, there are two installations per location. That’s a real opportunity for us. I don’t see why we’re not going to wind up in all of those. That’s our goal. So far, when they’re building these things, we’re winding up specified into those things and …

(Robert Smith):	Are you still alive in the Wal-Mart domestic runoff, so to speak, on - you said you were …

John Davenport:	Yes, we are still alive.

(Robert Smith):	All right, thank you, good luck.

John Davenport:	Thank you very much.

Operator:	Your next question comes from (Ryan Kilzy) with (Marathon) Partners.

John Davenport:	Hi (Ryan). This’ll be the last question since we’re now headed into the hour.

(Ryan Kilzy):	It’s a quick one, so that’s perfect. Just - I think I missed, in the beginning, I dialed in a bit late did you guys give a fourth quarter EFO sales number and what’s the year-over-year growth in that with the reclassification?

John Davenport:	Yes, we did, in fact, give a fourth quarter EFO number. The EFO number for Q4 was $2 million. It was $7 million for the year versus 5.3 with the reclassification or a 32 percent improvement with the reclassification over 2006.

(Ryan Kilzy):	And that’s - what was it for fourth quarter of ‘06? What was the growth year-over-year, for the quarter?

John Davenport:	Fourth quarter ‘06 was about - yes, about 750,000 or some number like that with the classification.

(Ryan Kilzy):	OK. All right, thanks a lot.

John Davenport:	Thank you.

Operator:	((inaudible))

John Davenport:	Thank you and I wanted to thank everyone for their participation in the call and I look forward to discussing Q1 with you in a few weeks, in April.

Operator:	And this concludes today’s conference call. You may now disconnect.

END